May 8, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir or Madam:

The registration statement on Form S-1 (the "Registration Statement") of Motient Corporation (the "Issuer") with which this letter is being filed as an exhibit includes the Issuer's financial statements that were audited by Arthur Andersen LLP ("Andersen"). Andersen has been the Issuer's auditor since the Issuer's formation in 1988. Andersen has represented to the Issuer that the audit with respect to the financial statements included in the Registration Statement was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, and availability of national office consultation, to conduct the relevant portions of the audit.

                                                  Very truly yours,

                                                  MOTIENT CORPORATION



                                                  By: /s/Patricia C. Tikkala
                                                     Name: Patricia C. Tikkala
                                                     Title: Vice President and
                                                            Controller